Exhibit 99.6

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF

OPERATIONS

The following discussion and analysis provides information which management believes is relevant to an assessment and understanding of our consolidated results of operations and financial condition. The discussion should be read in conjunction with the consolidated financial statements and notes thereto contained in Exhibit 99.6 to this Amendment No. 1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on January 12, 2021 (the “Form 8-K”). This discussion contains forward-looking statements and involves numerous risks and uncertainties, including, but not limited to, those described in the “Risk Factors” section of the Form 8-K. Actual results may differ materially from those contained in any forward-looking statements. Unless otherwise noted or the context otherwise requires, references in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations” to “we”, “us”, “our”, and “the Company” are intended to mean the business and operations of Clover Health Investments, Corp. and its consolidated subsidiaries prior to the closing of the Business Combination (as defined below).

Overview

At Clover Health, we are singularly focused on creating great, sustainable healthcare to improve every life. We have centered our strategy on building and deploying technology that we believe will enable us to solve a significant data problem while avoiding the limitations of legacy approaches. Currently, as a next-generation Medicare Advantage (“MA”) insurer, we leverage our flagship software platform, the Clover Assistant, to provide America’s seniors with Preferred Provider Organization (“PPO”) and Health Maintenance Organization (“HMO”) plans that are the obvious choice for Medicare-eligible consumers. We call our plans “Obvious” because we believe they are highly affordable—offering most of our members the lowest average out-of-pocket costs for primary care physician (“PCP”) co-pays, specialist co-pays, drug deductibles and drug costs in their markets—and provide peace of mind with wide network access and the same cost-sharing (co-pays and deductibles) for physicians who are in- and out-of-network. By empowering physicians with data-driven, personalized insights at the point of care through our software platform, we believe we can improve clinical decision-making and viably offer these “Obvious” plans at scale, through an asset-light approach. We were founded with the goal of using data and technology to improve and transform healthcare. We offer MA plans, which are provided as part of the U.S. federal Medicare program. As of December 31, 2020, our PPO plans were licensed in 45 states and the District of Columbia and were not licensed in Michigan, New Hampshire, New York, North Carolina and Vermont. Our HMO is licensed in New Jersey and Texas.

We initially launched our MA offering in 2013, scaling to our first nine MA markets, or counties, by 2016 with approximately 15,000 members, and to 34 MA markets across seven states with 58,056 members as of December 31, 2020.

Recent Development

On October 5, 2020, we entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Social Capital Hedosophia Holdings Corp. III, a Cayman Islands exempted company (“SCH”), and Asclepius Merger Sub Inc., a Delaware corporation and a direct wholly owned subsidiary of SCH (“Merger Sub”). On January 7, 2021, as contemplated by the Merger Agreement and following approval by SCH’s shareholders at an extraordinary general meeting held on January 6, 2021:

•

SCH filed a notice of deregistration with the Cayman Islands Registrar of Companies, together with the necessary accompanying documents, and filed a certificate of incorporation and a certificate of corporate domestication with the Secretary of State of the State of Delaware, under which SCH was domesticated and continued as a Delaware corporation (the “Domestication”); and

•

Merger Sub merged with and into our company, the separate corporate existence of Merger Sub ceased and our company became the surviving corporation and a wholly owned subsidiary of SCH (the “First Merger”) and our company merged with and into SCH, the separate corporate existence of our company ceased and SCH became the surviving corporation, changing its name to “Clover Health Investments, Corp.” (together with the First Merger, the “Mergers”, and collectively with the Domestication, the “Business Combination”).

The Business Combination was accounted for as a reverse capitalization in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Under the guidance in Accounting Standards Codification 805, Clover Health Investments, Corp. is treated as the “acquirer” for financial reporting purposes. As such, we are deemed the accounting predecessor of the combined business, and our company, Clover Health Investments, Corp., as the parent company of the combined business, is the successor SEC registrant, meaning that our financial statements for previous periods will be disclosed in the registrant’s future periodic reports filed with the SEC.

The Business Combination will have a significant impact on our future reported financial position and results as a consequence of the reverse capitalization. The most significant change in our future reported financial position and results is an estimated net increase in cash (as compared to our consolidated balance sheet at December 31, 2020) of approximately $670.0 million, which includes approximately $400.0 million in proceeds from a private placement (“PIPE Investment”) that was consummated substantially simultaneously with the Business Combination, offset by additional transaction costs incurred in connection with the Business Combination. The estimated transaction costs for the Business Combination are approximately $61.8 million, of which $29.0 million represents deferred underwriter fees related to SCH’s initial public offering.

As a result of the Business Combination, we have become the successor to a public company, which requires us to hire additional personnel and implement procedures and processes to address public company regulatory requirements and customary practices. We expect to incur additional annual expenses as a public company for, among other things, directors’ and officers’ liability insurance, director fees, and additional internal and external accounting, legal and administrative resources.

Medicare Advantage Background

Medicare is the U.S. federal health insurance program for Americans aged 65 or older and certain younger people with disabilities, providing hospital and medical insurance and prescription drug benefits to its participants. The Centers for Medicare & Medicaid Services (“CMS”), an agency of the United States Department of Health and Human Services, administers the Medicare program. Throughout the United States, CMS operates “Original Medicare,” or traditional fee-for-service Medicare (“Medicare FFS”), under which individuals pay premiums to the government and out-of-pocket deductibles and coinsurance to providers.

The most common types of Medicare Advantage plans are: HMO plans, which generally restrict care options to a plan’s network of providers; PPO plans, which allow in- and out-of-network care, but usually require members to pay more for out-of-network providers; and special needs plans, which restrict enrollment to people who have specific diseases, live in institutional settings, or have dual Medicare/Medicaid status. While most such plans are individual, or non-group, plans, in which any individual who meets the eligibility criteria can enroll, there are also group Medicare Advantage plans, which are offered by companies, unions or government agencies to their employees or retirees.

We contract with CMS to provide a comprehensive array of health insurance benefits for Medicare-eligible beneficiaries in individual PPO and, to a far lesser extent, HMO Medicare Advantage Prescription Drug (“MAPD”) plans in exchange for contractual payments received from CMS.

Revenue Model

Our revenue model is based on the number of members enrolled in the plans we offer under contracts with CMS. We generate revenues primarily from premiums paid by CMS based on enrollment and to a much lesser extent, from direct payments by members. In advance of each plan year, we enter into contracts with CMS under which it pays us fixed monthly premiums per member based on our actuarial bid and the CMS risk-adjustment model. The CMS risk adjustment model assesses health conditions and other factors to determine a member’s risk score. It then uses these scores to compensate or reduce payments to plans whose members have higher or lower than average health risks, with such changes taking effect in the plan year following the assessment. One feature of the Clover Assistant is that it is designed to allow us to accurately capture member disease burden and submit that data to CMS on a timely basis to help ensure appropriate revenues to cover the care of our members.

Our membership acquisition is highly seasonal, with January being the highest enrollment month as a result of Medicare’s annual election period at the end of the year. Our members generally enroll for a full calendar year, creating a highly predictable revenue stream for that year and meaningful opportunities for us to re-enroll members for years to come.

Factors Affecting Our Performance

Our financial condition and results of operations have been, and will continue to be affected by, a number of important factors, including:

Member Enrollment

Our revenue growth rate and long-term profitability are affected by our ability to increase our number of members, which requires that we both continue to enroll new members in our MA plans and retain existing members. Our membership expanded from 42,592 as of December 31, 2019, to 58,056 as of December 31, 2020, an increase of 15,464 members, primarily under Medicare’s annual election period process. To further drive our membership growth in our markets, we develop internal and external sales channels that market our value proposition and our products, leveraging targeted messages that resonate with our members.

Market Coverage

We are focused on driving membership growth through geographic and market share expansion and are allocating resources and taking strategic actions to increase our share in existing markets and enter into new markets. As a result, our revenue, growth rate and long-term profitability are also affected by our ability to achieve both objectives. As of December 31, 2020, we offered plans in 34 MA markets across seven states with 8% market share of the individual, non-special needs plans (“non-SNP”) MA enrollees in these markets. We have launched in 74 additional MA markets, expanding our footprint by an additional state, in 2021.

Innovation and adoption of our Clover Assistant platform

Our success is also dependent on our ability to innovate and drive further adoption of the Clover Assistant in order to maintain our competitive advantage, including continuing to offer “Obvious” plans in the markets we serve. As of December 31, 2020, over 2,400 PCPs, who already treat our members and are responsible for caring for 66% of our total membership, had contracted to use the Clover Assistant to manage our members’ care, and 81% of our members who regularly see PCPs receive care from PCPs who are contracted on the Clover Assistant platform. Additionally, we believe there is a significant opportunity to leverage the power of the Clover Assistant to further capture Medicare market share through emerging payment models, such as CMS’s Direct Contracting program.

Managing the Cost of Care of Our Members

We focus on lowering the cost of medical services for our members, or medical expenses, in order to enable us to continue to offer “Obvious” plans and drive membership growth, as well as achieve and sustain profitability in the future. Medical expenses primarily consist of payments to physicians, hospitals and other healthcare providers for services provided to our members. While the premiums for our MA plans are established primarily by bid and cannot be modified during the plan year, except under limited circumstances, the medical expenses we are obligated to pay can vary and could exceed premiums earned. Medical expenses can vary for a variety of reasons, including variance in cost of healthcare services and supplies, utilization rate and mandated increases in benefits. We rely on our Clover Assistant platform to identify care issues that drive value at the point of care, supporting better clinical decision-making and improving care, which in turn helps to improve our medical care ratio (“MCR”) and reduce medical expenses in the long term.

Our new member MCR tends to be higher than our returning member MCR, as new members typically join us with less complete or accurate documentation (and therefore lower risk adjustment scores). Additionally, our efforts to manage our members’ medical costs through our clinical programs have a more significant impact after a member has been enrolled with Clover for a full year.

Our MCR is typically lower for members whose PCP uses the Clover Assistant because usage of the Clover Assistant helps to close care gaps consistent with evidence-based guidelines, enhances physicians’ understanding of their patients, thus improving care and lowering treatment costs, and improves data collection to support accurate CMS risk adjustment. Additionally, we use our platform to identify members—such as those with multiple chronic conditions or those who are high risk for near-term hospitalization—who are suitable for our specialized clinical care programs, and deploy our team of employed physicians, nurses, and care managers to incrementally support their care. See also “Impact of COVID-19” below.

Seasonality

Growth

We typically experience the strongest increase in quarterly membership and revenue during the first quarter of each year because of Medicare’s annual election period at the end of the year. Members generally enroll in new plans for a full year. We incur marketing and advertising expenses in advance of the enrollment periods, principally in the fourth quarter of each year, and we also incur sales commissions in the first quarter of each year to coincide with the effective dates of members that joined our plans during these periods. Additionally, our annual financial results will primarily depend on our ability to market to and enroll existing and potential members during the 54-day annual election period in the fourth quarter of each year and, to a lesser extent, during the open enrollment period spanning the first quarter of each year when enrollees under MA plans in the prior year can renew or choose a different MA plan. See the section entitled “Risk Factors—If we are unable to succeed in expanding our member base, our future growth would be limited and our business, financial condition and results of operations would be harmed” in the Form 8-K.

PMPM Premiums Earned, Net

While our total premium revenue has increased year over year, we experience some seasonality in our per member per month (“PMPM”) premiums earned, net as they generally decline over the course of the year due to shifts in our member base. In January of each year, CMS revises the risk adjustment factor for each member based upon health conditions documented in the prior year, typically leading to an overall increase in PMPM revenue. As the year progresses, we onboard new members, who may contribute lower PMPM premiums earned, net, as new members typically join us with less complete or accurate documentation (and therefore lower risk adjustment scores). Likewise, as we experience member mortality during the year, our PMPM premiums earned, net, may decline as sicker members generally have higher risk adjustment scores.

Medical Expenses

Medical expenses vary seasonally depending on a number of factors, including the incidence of illnesses as well as the timing of certain member cost sharing. Certain illnesses, such as the influenza virus, are far more prevalent during colder months of the year, which results in an increase in medical expenses during these time periods. As a result, we typically see higher levels of PMPM medical expenses in the first and fourth quarters. Medical costs also depend upon the number of business days in a period. Shorter periods will have lower medical expenses due to fewer business days, impacting comparability between periods. We would also expect to experience an impact should there be a pandemic such as COVID-19, which may result in increased or decreased total medical expenses depending on the severity of the illness, the concentration of our membership in a given area, and certain other factors as discussed in connection with the COVID-19 pandemic in the section entitled “Impact of COVID-19,” immediately below.

Impact of COVID-19

The COVID-19 pandemic is rapidly evolving, and the ultimate impact on our business, results of operations, financial condition and cash flows is uncertain and difficult to predict. The global pandemic has severely impacted businesses worldwide, including many in the health insurance sector. In response to the pandemic, we have implemented additional steps related to our care delivery, our member support, and our internal policies and operations.

We refocused our clinical operations in mid-March 2020 and fully adopted the CMS COVID-19 emergency policy changes, including multiple summary guidances issued over a 12-week period, from March 2020 to June 2020. We implemented many changes to provide continued care to members, including reorienting our in-home primary care program to provide care remotely, pivoting our post-hospital discharge program to video and telephonic encounters, and helping members receive their prescription medications at home.

Additionally, we rapidly enhanced our Clover Assistant platform to focus on video and telephonic visits to help ensure that our members received appropriate levels of care despite their inability to visit a physician’s office. In total, we pivoted from 100% in-person Clover Assistant visits before the COVID-19 pandemic to 82% and 64% virtual Clover Assistant visits during the months of April and May 2020, respectively.

To help ensure care continuity, we have implemented multi-channel member communications to support our members staying in place, provider network support for telehealth adoption by PCP practices, and a nurse practitioner COVID-19 hotline for reaching out to our most vulnerable members—acting as a clinical bridge for members whose provider offices had temporarily closed.

We are continuing to monitor the ongoing financial impact that the COVID-19 pandemic will have on our business and operations and are making adjustments accordingly. We have waived member copays on certain COVID-19-related services and have worked closely with our open network of providers to help ensure that members are receiving necessary care. Given that a large portion of our membership is elderly and generally in the high-risk category for COVID-19, we incurred additional costs during 2020 to care for those members who contracted the virus, and we will likely continue to incur similar costs in the near future. However, for the year ended December 31, 2020, our increased medical expenses and investments in the health of our members during the pandemic were partially offset by the reduction in overall utilization of healthcare services across our entire membership base as a result of stay-at-home orders and the closure of certain provider facilities. We believe that a portion of these services have been deferred, but the timing and intensity in which these services will return is subject to several factors outside of our control, including the containment of the virus as well as capacity constraints of providers. Additionally, CMS risk adjustment requires that a member’s health issues be documented annually regardless of the permanence of the underlying causes. Historically, this documentation was required to be completed during an in-person visit with a patient. As part of relief measures adopted pursuant to the Coronavirus Aid, Relief, and Economic Security Act, Medicare is allowing documentation prepared during video visits with patients to serve as support for CMS risk adjustments. While we intend to leverage Clover Assistant to increase the video visits for our members and document their health conditions on a timely basis, given the disruption caused by the COVID-19 pandemic, we may be unable to document the health conditions of our members as comprehensively as we did in previous years, which may adversely impact the accuracy of our risk adjustment factors and revenue in future periods.

The quarterly information presented in the following table illustrates the impact of the COVID-19 pandemic on our financial results during each of the four quarters of 2020:

	For the Three Months Ended
	March 31, 2020		June 30, 2020		September 31, 2020		December 31, 2020
	Total	PMPM	Total	PMPM	Total	PMPM	Total	PMPM
	(dollars in thousands, except PMPM amounts)
Premiums earned, net (A)	$163,710	$984	$170,315	$1,000	$167,075	$972	$164,598	$950
Net medical claims incurred (B)	$146,328	$880	$119,366	$701	$144,846	$842	$179,928	$1,034
Net (loss) income	($28,162)	—	$5,403	—	$12,758	—	($126,391)	—
MCR (B/A)	89.4%	—	70.1%	—	86.7%	—	109.3%	—

Beginning in late March and early April 2020, the COVID-19 pandemic caused an increase in our inpatient hospital costs as members started to experience admissions caused by the virus. The increase in hospital costs was ultimately more than fully offset by a reduction in outpatient and office-based utilization during the second quarter. In the second quarter, we experienced a reduction in utilization across all settings, including inpatient hospital admissions. By the end of the third quarter, our non-COVID-19 utilization of healthcare services returned to near pre-COVID-19 levels but remained slightly below historical benchmarks. In the fourth quarter, we incurred additional net medical claims related to the COVID-19 pandemic without experiencing the same offsetting reduction in outpatient and office-based utilization we experienced in the second quarter.

Due to the speed with which the COVID-19 situation is developing, the global breadth of its spread and the range of governmental and community reactions thereto, there remains uncertainty around its duration and ultimate impact, and the related financial impact on our business could change and cannot be accurately predicted at this time. We are subject to risks associated with the COVID-19 pandemic, which could have a material adverse effect on our business, results of operations, financial condition and financial performance” in the Form 8-K.

Key Performance Measures

We review several key performance measures, discussed below, to evaluate our business and results, measure performance, identify trends, formulate plans, and make strategic decisions. We believe that the presentation of such metrics is useful to management, investors and counterparties to model the performance of healthcare companies such as Clover.

	Years Ended December 31,
	2020		2019
	Total	PMPM (1)	Total	PMPM(1)
	(in thousands, except PMPM amounts)
Other Data:
Members as of period end	58,056	N/A	42,592	N/A
Premiums earned, gross	$666,297	$975	$457,758	$927
Premiums earned, net	$665,698	$976	$456,926	$925
Medical claim expense incurred, gross	$590,951	$867	$452,261	$916
Net medical claims incurred	$590,468	$865	$450,645	$912
Medical care ratio, gross	88.7%	N/A	98.8%	N/A
Medical care ratio, net	88.7%	N/A	98.6%	N/A
Net Loss	$(136,392)	N/A	$(363,737)	N/A

(1)

Calculated PMPM figures are based on the applicable amount divided by member months in the given period. Member months represents the number of months members are enrolled in a Clover Health plan in the period.

Membership and Associated Premiums Earned and Medical Claim Expenses

We define new and returning members on a calendar year basis. Any member who is active on July 1 of a given year is considered a returning member in the following year. Any member who joins a Clover plan after July 1 in a given year is considered a new member for the entirety of the following calendar year. We view our number of members and associated PMPM premiums earned and medical claim expenses, in the aggregate and on a PMPM basis, as important metrics to assess our financial performance because member growth aligns with our mission, drives our total revenues, expands brand awareness, deepens our market penetration, creates additional opportunities to inform our data-driven insights to improve care and decrease medical claim expenses, and generates additional data to continue to improve the functioning of the Clover Assistant. Among other things, the longer a member is enrolled in one of our MA plans, the more data we collect and synthesize and the more actionable insights we generate. We believe these data-driven insights lead to better care delivery as well as improved identification and documentation of members’ chronic conditions, helping to lower PMPM medical claim expenses.

Premiums Earned, Gross

Premiums earned, gross is the amount received, or to be received, for insurance policies written by us during a specific period of time without reduction for premiums ceded to reinsurance. We believe premiums earned, gross provides useful insight into the gross economic benefit generated by our business operations and allows us to evaluate our underwriting performance without regard to changes in our underlying reinsurance structure. Premiums earned, gross excludes the effects of premiums ceded to reinsurers, and therefore should not be used as a substitute for premiums earned, net, total revenue or any other measure presented in accordance with GAAP. See the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Components of Our Results of Operations—Premiums Earned, Net.”

Premiums Earned, Net

Premiums earned, net represents the earned portion of our premiums earned, gross, less the earned portion that is ceded to third-party reinsurers under our reinsurance agreements as presented on our consolidated statement of operations in accordance with GAAP.

Gross Medical Claims Incurred

Gross medical claims incurred reflects claims incurred excluding amounts ceded to reinsurers and the costs associated with processing those claims. We believe gross medical claims incurred provides useful insight into the gross medical expense incurred by members and allows us to evaluate our underwriting performance without regard to changes in our underlying reinsurance structure.

Gross medical claims incurred excludes the effects of medical claims and associated costs ceded to reinsurers, and therefore should not be used as a substitute for net claims incurred, total expenses or any other measure presented in accordance with GAAP. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Components of Our Results of Operations—Net Medical Claims Incurred.”

Net Medical Claims Incurred

Net medical claims incurred consists of the costs of claims, including the costs incurred for claims net of amounts ceded to reinsurers as presented on our consolidated statement of operations in accordance with GAAP.

Medical Care Ratio, Gross and Net

We calculate our medical care ratio by dividing total medical claim expenses incurred by the premiums earned, in each case on a gross or net basis, as the case may be, in a given period. We believe our MCR is an indicator of our gross profit for our MA plans and the ability of our Clover Assistant platform to capture and analyze data over time to generate actionable insights for returning members to improve care and reduce medical expenses.

Components of Our Results of Operations

Premiums Earned, Net

Premiums earned, net represents the earned portion of our premiums earned, gross, less the earned portion that is ceded to third-party reinsurers under our reinsurance agreements. Premiums are earned in the period in which members are entitled to receive services, and are net of estimated uncollectible amounts, retroactive membership adjustments, and any adjustments to recognize rebates under the minimum benefit ratios required under the Patient Protection and Affordable Care Act (the “ACA”).

Premiums earned, gross is the amount received, or to be received, for insurance policies written by us during a specific period of time without reduction for premiums ceded to reinsurance. We earn premiums through our plans offered under contracts with CMS. We receive premiums from CMS on a monthly basis based on our actuarial bid and the risk-adjustment model used by CMS. Premiums anticipated to be received within twelve months based on the documented diagnostic criteria of our members are estimated and included in revenue for the period including the member months for which the payment is designated by the CMS.

Premiums ceded is the amount of premiums earned, gross ceded to reinsurers. From time to time, we enter into reinsurance contracts to limit our exposure to potential losses as well as to provide additional capacity for growth. Under these agreements, the “reinsurer” agrees to cover a portion of the claims of another insurer, i.e., us, the “primary insurer,” in return for a portion of the premiums earned by the primary insurer. Ceded earned premium is earned over the reinsurance contract period in proportion to the period of risk covered. The volume of our ceded earned premium is impacted by the level of our premiums earned, gross and any decision we make to adjust our reinsurance agreements. The reinsurance agreements do not relieve our responsibility to cover claims.

Other Income

Other income primarily consists of income earned from commissions related to premiums ceded under our reinsurance agreements. Commissions from premiums ceded under reinsurance agreements are earned when ceded to reinsurers over the period of policies. The amount of commissions we earn is dependent upon the terms of our reinsurance contracts and the amount of premiums ceded. Other income also includes income generated from ceded allowances under reinsurance agreements, which are amounts paid by the reinsurers to help cover certain expenses incurred by the ceding party in relation to the ceded contracts. In addition, we generate an immaterial amount of other income from rental agreements with third parties for subleases of our leased office facilities.

Investment Income, Net

Net investment income represents interest earned from fixed-maturity securities, short-term securities and other investments, the gains or losses on sales and maturities of investments. Our cash and invested assets primarily consist of fixed-maturity securities, and may also include cash and cash equivalents, equity securities, and short-term investments. The principal factors that influence net investment income are the size of our investment portfolio and the yield on that portfolio. As measured by amortized cost (which excludes changes in fair value, such as changes in interest rates), the size of our investment portfolio is mainly a function of our invested equity capital along with premiums we receive less amounts paid in costs of care.

Net Medical Claims Incurred

Net medical claims incurred are our medical expenses and consist of the costs of claims, including the costs incurred for claims net of amounts ceded to reinsurers. We enter into reinsurance contracts to limit our exposure to potential losses as well as to provide additional capacity for growth. These expenses generally vary based on the total number of members and their utilization rate of our services.

Salaries and Benefits

Salaries and benefits consist of salaries, sales commissions, stock-based compensation expense, employee benefit costs, severance costs and payroll taxes for employees.

We expect to incur significant additional expenses for salaries and benefits as a result of expanding our headcount to support our increased compliance requirements associated with operating as a public company or otherwise and the growth of our business. As a result, we expect that our salaries and benefits will increase in absolute dollars in future periods and vary from period-to-period as a percentage of revenue.

General and Administrative Expense

General and administrative expense consists of outside legal, accounting, tax and other professional fees, consulting fees, hardware and software costs, payments to our third-party cloud infrastructure providers for hosting our software, travel expenses, recruiting fees, certain tax, license and insurance-related expenses, including industry assessments, advertising and marketing costs, membership-driven administrative costs, lease and occupancy costs, statutory and other fees and other overhead costs. Membership-driven administrative costs consist of enrollment-related costs, broker commissions and call center expenses.

We are subject to the ACA, which established insurance industry assessments, including an annual health insurance industry fee. The annual health insurance industry fee was suspended in 2019. In 2020, the fee incurred and paid by the Company was approximately $8.0 million. Under current law, the fee has been permanently repealed beginning in 2021.

We expect to incur significant additional general and administrative expenses as a result of operating as a public company, including expenses related to compliance with the rules and regulations of the SEC and the listing standards of Nasdaq, additional corporate, director and officer insurance expenses, greater investor relations expenses and increased professional service fees. As a result, we expect that our general and administrative expenses will increase in absolute dollars in future periods and vary from period-to-period as a percentage of revenue.

Premium Deficiency Reserve (Benefit) Expense

Premium deficiency reserves are established to the extent that the sum of expected future costs, claim adjustment expenses, and maintenance costs exceeds related future premiums under contracts without consideration of investment income. We assess the profitability of our contracts with CMS to identify those contracts where current operating results or forecasts indicate probable future losses. Premium deficiency reserve (benefit) expense is recognized in the period in which the losses are identified. We may identify and recognize additional premium deficiency reserves depending on the rates that are paid to us by CMS based on our actuarial bids and the utilization of healthcare services by our members.

Depreciation and Amortization

Depreciation and amortization consists of all depreciation and amortization expenses associated with our property and equipment. Depreciation includes expenses associated with property and equipment. Amortization includes expenses associated with leasehold improvements.

Other Expense

Other expense consists primarily of debt issuance costs incurred in connection with the issuance of an aggregate of $373.8 million initial principal amount of convertible securities (“Convertible Securities”) in February, May, and August 2019.

Change in Fair Value of Warrants Expense

Change in fair value of warrants expense is related to a mark-to-market adjustment associated with warrants to purchase our capital stock. In connection with the closing of the Business Combination (the “Closing”), the warrants automatically converted into shares of Class B common stock, and we are no longer required to re-measure the value of the warrants.

Interest Expense

Interest expense consists primarily of interest expense associated with our outstanding Convertible Securities and non-convertible notes under our term loan facility (“Term Loan Notes”).

Amortization of Notes and Securities Discounts

Amortization of notes and securities discounts consists of amortization of the debt discount associated with the Convertible Securities and warrants and debt issuance costs associated with the Term Loan Notes.

(Gain) Loss on Derivative

(Gain) loss on derivative consists of (gain) loss on embedded derivatives contained in the Convertible Securities. The embedded derivatives relate to the conversion features of the Convertible Securities, which reflect a premium above the principal and accrued interest thereon.

We record a gain or loss on derivative based on changes in fair value of the embedded derivatives contained in the Convertible Securities. The carrying amounts of these embedded derivatives are recorded at fair value at issuance and marked-to-market as of each balance sheet date, and changes in fair value are reported as either income or expense during the period.

In order to estimate the fair value attributable to these features, we estimate the value of the Convertible Securities (i) with the embedded derivatives and (ii) without the embedded derivatives. The incremental difference between the two values is then used to estimate the fair value of the embedded derivatives. A probability-weighted present value of expected future returns model is then used in order to estimate the value of the conversion features under various probable scenarios. The assumptions used to arrive at the estimated fair value generally include the stock price, strike price, volatility, risk-free rate, and time to maturity, among others.

Results of Operations

Comparison of the Years Ended December 31, 2020 and 2019

The following tables summarize our consolidated results of operations for the periods presented and as a percentage of our total revenues for those periods. The period-to-period comparison of results is not necessarily indicative of results for future periods.

	Years Ended December 31,		Change ($)	Change (%)
	2020	2019
	(dollars in thousands)
Revenues
Premiums earned, net (Net of ceded premiums: 2020: $599; 2019: $832)	$665,698	$456,926	$208,772	46
Other income	4,214	801	3,413	N/M
Investment income, net	2,976	4,539	(1,563)	(34)

Total revenues	672,888	462,266	210,622	46

Expenses
Net medical claims incurred	590,468	450,645	139,823	31
Salaries and benefits(1)	71,256	91,626	(20,370)	(22)
General and administrative expenses	120,444	94,757	25,687	27
Premium deficiency reserve (benefit) expense	(17,128)	7,523	(24,651)	N/M
Depreciation and amortization	555	551	4	1
Other expense	—	363	(363)	N/M

Total expenses	765,595	645,465	120,130	19

Loss from operations	(92,707)	(183,199)	90,492	49

Change in fair value of warrants expense	80,328	2,909	77,419	N/M
Interest expense	35,990	23,155	12,835	55
Amortization of notes and securities discount	21,118	15,913	5,205	33
(Gain) loss on derivative	(93,751)	138,561	(232,312)	N/M

Net loss	$(136,392)	$(363,737)	$227,345	63

(1)	Stock-based compensation expenses of $7.1 million and $3.3 million are included in salaries and benefits for the years ended December 31, 2020 and 2019, respectively.

N/M = Not Meaningful

	Years Ended December 31
	2020	2019
	Totals as a % of Revenue
Revenues
Premiums earned, net (Net of ceded premiums: 2020: $599; 2019: $832)	99%	99%
Other income	1	—
Investment income, net	—	1

Total revenues	100	100

Expenses
Net medical claims incurred	88	97
Salaries and benefits	11	20
General and administrative expenses	18	20
Premium deficiency reserve (benefit) expense	(3)	2
Depreciation and amortization	—	—
Other expense	—	—

Total expenses	114	139

Loss from operations	(14)	(39)

Change in fair value of warrants expense	12	1
Interest expense	5	5
Amortization of notes and securities discounts	3	3
(Gain) loss on derivative	(14)	30

Net loss	(20)	(78)

Premiums Earned, Net

Premiums earned, net increased $208.8 million, or 46%, to $665.7 million for the year ended December 31, 2020, compared to the year ended December 31, 2019. The increase was primarily due to membership growth from 42,592 members at December 31, 2019, to 58,056 members at December 31, 2020. Premiums earned, net for the years ended December 31, 2020 and 2019, include the impact of $5.1 million and $1.7 million, respectively, of additional revenue from finalized risk adjustment payments related to 2019 and 2018 members, respectively.

Other Income

Other income increased $3.4 million to $4.2 million for the year ended December 31, 2020, compared to the year ended December 31, 2019. The increase was primarily due to increases in rental income from subleases of $2.4 million and miscellaneous income of $0.7 million.

Investment Income, Net

Investment income, net decreased $1.6 million, or 34%, to $3.0 million for the year ended December 31, 2020, compared to the year ended December 31, 2019. The decrease was primarily due to a lower average balance of short-term investments and investment securities during the year ended December 31, 2020, as well as lower short-term interest rates in 2020 relative to 2019. Investment balances were $58.8 million and $195.7 million as of December 31, 2020 and 2019, respectively.

Net Medical Claims Incurred

Net medical claims incurred increased $139.8 million, or 31%, to $590.5 million for the year ended December 31, 2020, compared to the year ended December 31, 2019. The increase was primarily due to membership growth from 42,592 members at December 31, 2019, to 58,056 members at December 31, 2020, partially offset by reduced healthcare utilization in connection with the COVID-19 pandemic in the second, third, and fourth quarters of 2020.

Beginning in late March and early April 2020, the COVID-19 pandemic caused an increase in our inpatient hospital costs as members started to experience admissions related to the virus. The increase in hospital costs was ultimately more than fully offset by lower costs related to a reduction in outpatient and office-based utilization during the third quarter. See also “—Impact of COVID-19” above. During 2020, we experienced a reduction in utilization across all settings, including inpatient hospital admissions compared to the year ended December 31, 2019.

Salaries and Benefits

Salaries and benefits decreased $20.4 million, or 22%, to $71.3 million for the year ended December 31, 2020, compared to the year ended December 31, 2019. The decrease was primarily driven by a 11.2% reduction in full-time employees between December 31, 2019 and December 31, 2020, resulting in decreases in salaries and payroll taxes of $21.6 million, bonus payments of $1.6 million, and severance of $1.2 million, partially offset by increases in stock-based compensation expense of $3.8 million and Federal Insurance Contributions Act tax of $0.3 million.

General and Administrative Expenses

General and administrative expenses increased $25.7 million, or 27%, to $120.4 million for the year ended December 31, 2020, compared to the year ended December 31, 2019. The increase was primarily driven by increases in legal and other professional fees of $15.8 million, the ACA’s health insurance industry fee of $8.0 million with no corresponding charge in 2019, commissions paid to outside brokers of $7.5 million, and contractor and consulting fees of $7.9 million. These increases were partially offset by a decrease in expenses associated with various membership-driven and overhead administrative costs of $13.5 million.

Premium Deficiency Reserve (Benefit) Expense

Premium deficiency reserve (benefit) expense amortization changed to a benefit of $17.1 million for the year ended December 31, 2020 from an expense of $7.5 million for the year ended December 31, 2019. The change to a benefit from an expense was primarily due to changes in actual and anticipated experience in management’s assessment of the profitability of contracts.

Change in Fair Value of Warrants Expense

Change in fair value of warrants expense increased by $77.4 million to $80.3 million for the year ended December 31, 2020, compared to the year ended December 31, 2019. The increase was primarily due to a larger increase in the valuation of warrants in 2020 as compared to the valuation of warrants in 2019, driven by the change in beginning stock price, the estimated holding period, the volatility in the stock price and a change in the risk-free interest rate period over period, as well as the Closing transaction consummating subsequent to the year ended December 31, 2020.

Interest Expense

Interest expense increased $12.8 million, or 55%, to $36.0 million for the year ended December 31, 2020, compared to the year ended December 31, 2019, primarily related to higher stated interest in 2020 associated with convertible securities, partially offset by lower stated interest on the non-convertible securities in 2020 resulting from the decrease in principal balance. Interest expense associated with convertible securities and non-convertible securities increased $14.1 million and decreased $1.3 million, respectively, for the year ended December 31, 2020.

Amortization of Notes and Securities Discounts

Amortization of notes and securities discounts increased $5.2 million, or 33%, to $21.1 million for the year ended December 31, 2020, compared to the year ended December 31, 2019. The increase related to the amortization of debt discounts associated with the convertible securities.

(Gain) Loss on Derivative

(Gain) loss on derivative changed to a gain of $93.8 million in 2020 from a loss of $138.6 million for the year ended December 31, 2019. The change to a gain from a loss year over year relates to the decrease in the derivative balance as a result of the completion of a qualified public offering (“QPO”) subsequent to December 31, 2020.

Liquidity and Capital Resources

As of December 31, 2020, we had cash, cash equivalents, and short-term investments of $96.4 million. Additionally, as of December 31, 2020, we had $54.7 million of investment securities, an outstanding balance of $442.1 million on our convertible notes and an outstanding balance of $31.2 million on our Term Loan Notes. On a pro forma basis, assuming the consummation of the Business Combination as of the balance sheet date, we would have had cash, cash equivalents, and short-term investments of approximately $791.0 million, based on the level of redemptions by SCH’s shareholders, eligible cash redemption by Clover shareholders, $400.0 million in aggregate proceeds from the PIPE Investment and all outstanding Convertible Securities converting into Clover Class Z Common Stock. Our cash equivalents, short-term investments, and investment securities consist primarily of money market funds and U.S. government debt securities.

Since inception, we have financed our operations primarily from the proceeds we received through private sales of equity securities, issuances of convertible notes, premiums earned under our MA plans, and borrowings under our term loan facility. We believe our existing cash, cash equivalents, short-term investments, and operating cash flows, taken together, will be sufficient to meet our projected operating and regulatory requirements for at least the next 12 months. Our future capital requirements will depend on many factors, including our needs to support our business growth, to respond to business opportunities, challenges or unforeseen circumstances, or for other reasons. We may be required to seek additional equity or debt financing. In the event that additional financing is required from outside sources, we may not be able to raise it on terms acceptable to us, or at all. If we are unable to raise additional capital when desired, our business, results of operations, and financial condition would be adversely affected.

We operate as a holding company in a highly regulated industry. As such, we are dependent upon dividends and administrative expense reimbursements from our subsidiaries, two of which are subject to regulatory restrictions. We continue to maintain significant levels of aggregate excess statutory capital and surplus in our state-regulated operating subsidiaries. Cash and cash equivalents at the parent company was $5.4 million and $4.6 million as of December 31, 2020 and 2019, respectively. Our parent and unregulated subsidiaries held $50.0 million and $156.0 million of cash, cash equivalents, short-term investments and investment securities as of December 31, 2020 and 2019, respectively, and our regulated insurance subsidiaries held $101.1 million and $107.3 million of cash, cash equivalents, short-term investments and investment securities as of December 31, 2020 and 2019, respectively. This decrease at the parent company and unregulated subsidiaries primarily reflects capital contributions to insurance subsidiaries and repayment of debt, offset by the proceeds from the issuance of the Convertible Securities. Our use of operating cash derived from our non-insurance subsidiaries is generally not restricted by Departments of Insurance (or comparable state regulatory agencies). Our regulated insurance subsidiaries have not paid dividends to the parent, and applicable insurance laws restrict the ability of our regulated insurance subsidiaries to declare and pay dividends to the parent. Insurance regulators have broad powers to prevent a reduction of statutory surplus to inadequate levels, and there is no assurance that dividends of the maximum amounts calculated under any applicable formula would be permitted. State insurance regulatory authorities that have jurisdiction over the payment of dividends by our regulated insurance subsidiaries may in the future adopt statutory provisions more restrictive than those currently in effect. Refer to our parent company financial statements and accompanying notes in Schedule II—Parent Company Financial Information in our consolidated financial statements included in this Amendment No.1 to the Form 8-K.

For a detailed discussion of our regulatory requirements, including aggregate statutory capital and surplus as well as dividends paid from the subsidiaries to the parent, please refer to Notes 22, 23, and 24 to our consolidated financial statements in this Amendment No. 1 to the Form 8-K.

Cash Flows

The following table summarizes our consolidated cash flows for the years ended December 31, 2020 and 2019.

	Years Ended December 31,
	2020	2019
	(in thousands)
Consolidated Statements of Cash Flows Data:
Net cash used in operating activities	$(118,498)	$(159,875)
Net cash provided by (used in) investing activities	137,404	(181,908)
Net cash provided by financing activities	5,844	333,978

Operating Activities

Our largest source of operating cash flows is capitated payments from CMS. Our primary uses of cash from operating activities are payments for medical benefits.

For the year ended December 31, 2020, net cash used in operating activities was $118.5 million, which included a net loss of $136.4 million. Non-cash charges primarily consisted of a $93.8 million gain on derivative, $80.1 million loss on the change in fair value of warrants expense, $28.3 million in paid in kind interest expense, $21.1 million in amortization of notes and securities discount, and $7.1 million of stock-based compensation expense.

For the year ended December 31, 2019, net cash used in operating activities was $159.9 million, which included a net loss of $363.7 million. Non-cash charges primarily consisted of a $138.6 million loss on derivative, $15.9 million in amortization of notes and securities discount, $11.6 million in paid in kind interest expense, $3.3 million of stock-based compensation expense and a $2.9 million loss on the change in fair value of warrants expense.

Investing Activities

Net cash provided by investing activities for the year ended December 31, 2020, of $137.4 million was primarily due to $312.4 million provided from the sale and maturity of investment securities, offset by $174.3 million used to purchase investment securities.

Net cash used in investing activities for the year ended December 31, 2019, of $181.9 million was primarily due to $505.5 million used to purchase investment securities, partially offset by $324.8 million provided from the sale and maturity of investment securities.

Financing Activities

Net cash provided by financing activities for the year ended December 31, 2020 of $5.8 million was primarily the result of $20.0 million in proceeds from the issuance of the Convertible Securities, $3.9 million in issuance of noncontrolling interest, and $1.7 million in proceeds from the issuance of common stock, offset by $18.8 million in principal payments on our outstanding Term Loan Notes and $1.0 million in payments associated with the buyback and subsequent cancellation of common stock.

Net cash provided by financing activities for the year ended December 31, 2019 of $334.0 million was primarily the result of $343.4 million in proceeds from the issuance of the Convertible Securities, partially offset by $9.7 million in principal payments on our outstanding Term Loan Notes.

Financing Arrangements

Term Loan Notes

We entered into a loan and security agreement with a commercial lender in March 2017, which provided for term loans in an aggregate principal amount of up to $60.0 million. At that time, we borrowed $40.0 million as a term loan under the agreement which bears interest at 11.0% per annum, payable monthly, and has a maturity date of March 1, 2022. In October 2017, we borrowed the remaining $20.0 million as a term loan under the agreement which bears interest at 11.25% per annum, payable monthly, and has a maturity date of October 1, 2022. Each loan was payable in monthly installments of interest only for the first 24 months, and thereafter interest and principal are payable in 36 equal monthly installments. The loans are secured by substantially all of our assets, including our intellectual property, and equity interests in our unregulated subsidiaries.

Our loan and security agreement contains customary conditions to borrowing, events of default and covenants, including covenants that restrict our ability to incur indebtedness, grant liens, make certain distributions to our equity holders prior to a qualifying public offering of our securities, make investments or engage in transactions with our affiliates. Our loan and security agreement does not contain financial covenants. As of December 31, 2020, the aggregate principal amount outstanding under the Term Loan Notes was $31.2 million and we were in compliance with all covenants under our loan and security agreement.

Convertible Securities

In December 2018, we entered into a convertible securities purchase agreement with qualified institutional buyers, including entities affiliated with our Chief Executive Officer and other holders of more than 5% of our common stock, for an aggregate principal amount of up to $500.0 million. In February, May, and August 2019 and September 2020, we issued an aggregate of $393.8 million initial principal amount of convertible securities, (the “Convertible Securities”) under the agreement. Until the first anniversary of the issue date, interest on the Convertible Securities accrued at a rate of 6.5% per annum and is compounded semi-annually in kind.

Thereafter, the per annum interest rates increase ratably on a semi-annual basis up to 13.5% per annum at the third anniversary of the security issue date until the Convertible Securities cease to be outstanding, and the interest that accrues thereunder is compounded semi-annually in kind. The Convertible Securities initially mature on April 1, 2023, which may be extended under certain circumstances by us. At any time prior to maturity, we may repurchase or redeem up to 40% of the initial principal amount under the Convertible Securities prior to the maturity date at the redemption prices set forth in the convertible securities purchase agreement, provided that we also issue their holders warrants to purchase shares of our capital stock on the amount and on the terms set forth in the agreement. At maturity, we may not repay principal and accrued interest under the Convertible Securities in cash without providing their holders the opportunity to convert such amount into shares of our capital stock. The Convertible Securities contain certain affirmative and negative covenants applicable to us and certain of our subsidiaries, including, among other things, restrictions on dividends, repurchases of stock, acquisitions, incurring indebtedness and transactions with affiliates.

The Convertible Securities are mandatorily convertible immediately prior to the consummation of the Mergers described in the Form 8-K. The Convertible Securities will convert into our Class Z common stock, which shares will only be exchanged for the right to receive shares of Clover Health Class B common stock in the Merger and into 1.0935 times the number of shares that would be issuable in the event of an initial public offering. The conversion price is calculated as the lesser of (i) the merger price multiplied by 28.5% for the Convertible Securities issued in August of 2019 or 32% for the Convertible Securities issued in February, March and May of 2019 (assuming the Mergers had occurred on December 31, 2020), and (ii) a price per share equal to (x) $2.5 billion, divided by (y) the number of shares of common stock outstanding or reserved for issuance under our equity plans as of the closing of the Mergers on an as-converted, as-exercised basis as defined in the convertible securities purchase agreement. On December 31, 2020, the aggregate principal and accrued interest amount outstanding under the Convertible Securities was $422.7 million, which will be convertible into 36,117,708 shares of our common stock at the Merger date.

Contractual Obligations and Commitments

The following table summarizes our contractual obligations and commitments at December 31, 2020:

	Payments Due by Period
	Total(2)	Less than 1 year	1-3 years	3-5 years	More than 5 years
	(in thousands)
Convertible Securities(1)	$393,827	$—	$393,827	$—	$—
Term Loan Notes	30,925	—	30,925	—	—
Operating lease obligations	14,031	5,017	4,155	2,210	2,649

Total	$438,783	$5,017	$428,907	$2,210	$2,649

(1)	Convertible Securities converted to Clover Class Z Common Stock as part of the Business Combination, as described in the section entitled “—Financing Arrangements—Convertible Securities”.
(2)	Amounts for Convertible Securities and Term Loan Notes include outstanding principal balances.

The commitment amounts in the table above are associated with contracts that were enforceable and legally binding as of December 31, 2020 and that specified all significant terms, including fixed or minimum services to be used, fixed, minimum or variable price provisions, and the approximate timing of the actions under the contracts.

On September 25, 2020, one of our subsidiaries issued a promissory note in an aggregate principal amount of $20.0 million. The note is convertible into equity of the subsidiary and matures on in September 2023.

Indemnification Agreements

In the ordinary course of business, we enter into agreements of varying scope and terms pursuant to which we agree to indemnify physicians and other parties with respect to certain matters, including, but not limited to, claims that our platform and products infringe on the intellectual property rights of third parties. In addition, we have entered into indemnification agreements with our directors and certain officers and employees that will require us, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors, officers, or employees.

Off-balance Sheet Arrangements

We do not have any off-balance sheet arrangements, as defined by applicable regulations of the SEC, that are reasonably likely to have a current or future material effect on our financial condition, results of operations, liquidity, capital expenditures or capital resources.

Critical Accounting Policies and Estimates

Our consolidated financial statements are prepared in accordance with GAAP. The preparation of the consolidated financial statements in conformity with GAAP requires our management to make a number of estimates and assumptions relating to the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the period. We evaluate our significant estimates on an ongoing basis, including, but not limited to, net claims and claims adjustment expense and revenue recognition, including the risk adjustment provisions related to Medicare contracts. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results could differ from those estimates under different assumptions or conditions, impacting our reported results of operations and financial condition.

We believe that the accounting policies and estimates described below involve a significant degree of judgment and complexity. Accordingly, we believe these are the most critical to aid in fully understanding and evaluating our consolidated financial condition and results of operations. For further information, see Note 2 to our consolidated financial statements included in this Amendment No. 1 to the Form 8-K.

Net Medical Claims Incurred

Net medical claims incurred is recognized in the period in which services are provided and includes an estimate of the cost of services which have been incurred but not yet reported (“IBNR”) and certain other unpaid claims and adjustments. IBNR represents a substantial portion of our unpaid claims, as reflected below:

	Years Ended December 31,
	2020		2019
	Total	%	Total	%
	(dollars in thousands)
IBNR	$93,553	90%	$69,178	88%
Other unpaid claims	6,681	6	5,941	8
Claims adjustment expense	3,742	4	2,767	4

Total unpaid claims and claims adjustment expense	$103,976	100%	$77,886	100%

Our management determines the unpaid claims and claim adjustment expense with input from a third-party actuarial firm. We estimate our unpaid claims and claim adjustment expense liabilities by following a detailed actuarial process that uses both historical claim payment patterns as well as emerging medical expense trends to project the best estimate of claims liabilities. These data and trends include historical data adjusted for claims receipt and payment patterns, cost trends, product mix, seasonality, utilization of healthcare services, changes in membership, provider billing practices, benefit changes, known outbreaks of disease, including COVID-19 or increased incidence of illness such as influenza, the incidence of high dollar or catastrophic claims and other relevant factors. These factors are used to determine our lag analysis completion factor, which represents the average percentage of total incurred claims that have been paid through a given date after being incurred. Completion factors are applied to claims paid through the period-end date to estimate the ultimate claim expense incurred for the period.

Our reserving practice is to consistently recognize an actuarial best estimate inclusive of a provision for moderately adverse conditions. For further discussion of our reserving methodology, including our use of completion factors to estimate IBNR, refer to Note 2 to the consolidated financial statements included in this Amendment No. 1 to the Form 8-K.

The completion factors are the most significant factor impacting the IBNR estimate. The following table illustrates the sensitivity of these factors assuming moderately adverse experience and the estimated potential impact on our operating results caused by reasonably likely changes in these factors based on December 31, 2020 and 2019 data:

Increase (Decrease)
	In unpaid claims as of
In completion factor	December 31, 2020	December 31, 2019
(0.25)%	$4.0	$2.6
0.25%	$(4.0)	$(2.6)
0.50%	$(7.9)	$(5.2)
0.75%	$(11.8)	$(7.7)
1.00%	$(15.7)	$(10.3)
1.25%	$(19.6)	$(12.8)

As previously discussed, our reserving practice is to consistently recognize the actuarial best estimate of our ultimate liability for claims. Actuarial standards require the use of assumptions based on moderately adverse experience, and as such, a provision for adverse deviation is recognized on current reserves and released on prior reserves. We experienced favorable medical claims reserve development related to prior fiscal years of $13.7 million in 2020 and $2.8 million in 2019.

The favorable medical claims reserve development for all periods presented primarily reflects the consistent application of trend and completion factors estimated using an assumption of moderately adverse conditions. Our favorable development for each of the years presented above is discussed further in Note 10 to the consolidated financial statements included in this Amendment No. 1 to the Form 8-K.

We continually adjust our completion factor with our knowledge of recent events that may impact current completion factors when establishing our reserves. Because our reserving practice is to consistently recognize the actuarial best estimate using an assumption of moderately adverse conditions as required by actuarial standards, there is a reasonable possibility that variances between actual completion factors and those assumed in our December 31, 2020 and 2019, unpaid claim estimates would fall around the middle of the ranges previously presented in our completion factor sensitivity table.

Revenue Recognition

We receive monthly premiums from the federal government according to government specified payment rates and various contractual terms. Revenue from premiums earned is recognized as income in the period members are entitled to receive services, and is net of estimated uncollectible amounts, retroactive membership adjustments, and any adjustments to recognize rebates under the minimum benefit ratios required under the ACA. Premiums received in advance of the service period are reported as other liabilities and recognized as revenue in the period earned.

Premiums anticipated to be received within twelve months based on the documented diagnostic criteria of our enrollees are estimated and included in revenue for the period including the member months for which the payment is designated by CMS.

CMS uses a risk-adjustment model which adjusts premiums paid to MA contracts, based on member risk scores, which are meant to compensate plans that enroll beneficiaries with higher than average health risks and to reduce payments for healthier beneficiaries who have lower health risks. Risk scores are based on member diagnoses from the previous year and are periodically adjusted retroactively based on additional plan data collection. Risk adjustments can have a positive or negative retroactive impact to rates. Under this model, rates paid to MA plans are based on actuarially determined bids, which include a process whereby prospective payments are based on our estimated cost of providing standard Medicare-covered benefits to a member with an average risk profile. That baseline payment amount is adjusted to reflect the health status of the enrolled membership. Under the risk-adjustment methodology, all MA plans must collect and submit the necessary diagnosis code information to CMS within prescribed deadlines. Estimated audit settlements are recorded as a reduction of revenue from premiums earned, based upon available information.

Retrospective premiums involve the evaluation of past claims experience for the purpose of determining the actual cost of providing insurance for the customer. This evaluation is performed once every year, and retrospective premiums are recognized in the year earned.

Medicare Advantage Part D

Payments received from CMS and members from our participation in the MAPD program are determined from our annual bid and represent amounts for providing prescription drug insurance coverage; these amounts are recognized as premium revenue for providing this insurance coverage ratably over the term of the annual contract. Such CMS payments are subject to risk sharing through risk corridor provisions. The risk corridor provisions compare costs targeted in bids to actual prescription drug costs, limited to actual costs that would have been incurred under the standard coverage as defined by CMS. Variances exceeding certain thresholds may result in CMS making additional payments to us or requiring us to refund to CMS a portion of the premiums received. As risk corridor provisions are considered in the overall annual bid process, management estimates and recognizes an adjustment to premiums revenue related to these provisions based upon pharmacy claims experience. Management records a receivable or payable at the contract level.

Reinsurance

The estimation of reinsurance recoverable involves a significant amount of judgment. Reinsurance assets include reinsurance recoverable on claims and claims adjustment expense that are estimated as part of our claim liability reserving process and, consequently, are subject to similar judgments and uncertainties. This estimate requires significant judgment for which key considerations include:

•	paid and unpaid amounts recoverable;

•	whether the balance is in dispute or subject to legal collection;

•	the financial condition of a reinsurer (i.e., liquidated, insolvent, in receivership or otherwise subject to formal or informal regulatory restriction); and

•	the collectability of the reinsurance recovery for factors such as, amounts outstanding, length of collection periods, disputes, any collateral or letters of credit held, and other relevant factors.

Warrants and Derivative Liabilities

We classify warrants issued in connection with notes payable to purchase shares of our capital stock as liabilities, as the warrants were determined to be freestanding instruments because they are detachable and separately exercisable. We consider the warrants to be legally detachable and separately exercisable from the simultaneous notes payable transactions they were issued with, and we therefore account for them separately.

To determine the balance sheet classification for these warrants, we evaluate whether they qualify as liabilities per the debt accounting guidance. Financial instruments that do not qualify as liabilities under the debt accounting guidance may still be classified as liabilities if they do not meet the derivative guidance requirements for equity classification. Changes in the fair value of the warrant liability are recognized as changes in fair value of warrants in our Consolidated Statements of Operations and Comprehensive Loss. We will continue to adjust the liability for changes in fair value until the warrants are exercised, expire, or qualify for equity classification. Upon the Closing, the warrants to purchase shares of our convertible preferred stock will become exercisable for common stock instead of preferred stock, and the fair value of the warrant liability at that time will be reclassified to additional paid-in capital.

We evaluate the embedded features of the Convertible Securities by applying the derivatives accounting guidance. Derivatives embedded within non-derivative instruments, such as the Convertible Securities, are bifurcated from the host instrument when the embedded derivative is not clearly and closely related to the host instrument. We determined that certain conversion and redemption features associated with the Convertible Securities are embedded derivatives and have been bifurcated from the host instrument and accounted for as embedded derivative instruments. These derivatives are recognized as derivative liabilities and recorded at fair value.

Fair values of warrants and derivative liabilities related to the Convertible Securities are estimated using a probability-weighted expected return method, where the values of various instruments are estimated based on an analysis of future values of our business, assuming various future outcomes. The resulting instruments’ values are based upon the probability-weighted present value of expected future investment returns, considering each of the possible future outcomes available to us, as well as the economic benefits attributable to each class of instruments. The expected future investment returns are estimated using a variety of methodologies, including both the market approach and the income approach, where an observable quoted market does not exist, and are generally classified as Level 3. Such methodologies include reviewing values ascribed to our most recent financing, comparing the subject instrument with similar instruments of publicly traded companies in similar lines of business, and reviewing our underlying financial performance and subject instrument, including estimating discounted cash flows. To estimate the fair value attributable to the derivative liabilities, the with and without approach is used. An evaluation of multiple scenarios for future payoffs for the underlying convertible securities is performed using option pricing models, and probability-weighted average value indications are used to arrive at the estimated fair values.

Stock-based Compensation

We account for all stock-based payment awards granted to employees and non-employees as stock-based compensation expense at fair value. Our stock-based payments include stock options and grants of common stock, including common stock subject to vesting. The measurement date for employee awards is the date of grant, and stock-based compensation costs are recognized as expense over the employees’ requisite service period, which is the vesting period, on a straight-line basis. The measurement date for non-employee awards is the date of grant without changes in the fair value of the award. Stock-based compensation costs for non-employees are recognized as expense over the vesting period on a straight-line basis. Stock-based compensation expense is classified in the Consolidated Statements of Operations and Comprehensive Loss in salaries and benefits. We recognize stock-based compensation expense for the portion of awards that have vested. Forfeitures are recorded as they occur.

The fair value of common stock underlying the options has historically been determined by our board of directors, with input from management, and considering third party valuations of our common stock. Because, prior to the Closing, there was no public market for our common stock, our board of directors determined its fair value at the time of grant of the option by considering a number of objective and subjective factors, including financing investment rounds, operating and financial performance, the lack of liquidity of share capital and general and industry specific economic outlook, among other factors. Our board of directors determined the fair value of common stock based on valuations performed using the Option Pricing Method (“OPM”) and the Probability Weighted Expected Return Method (“PWERM”), subject to relevant facts and circumstances. The valuations using the OPM and PWERM utilized both the market approach and income approach. The market approach involved a public company market multiple, and the income approach involved estimating future cash flows and discounting those cash flows at an appropriate rate.

For warrants issued to non-employees as payments for services, we consider the warrants to be in scope of stock-based compensation guidance to non-employees. To determine whether the warrants should be classified as liabilities or equity awards, we evaluate the criteria for debt accounting guidance because share-based payments classified as liabilities under this guidance would also be classified as liabilities under the stock-based accounting guidance. As these warrants do not meet any of the criteria to be accounted for as debt, they are classified as equity awards. On the grant date, these warrants are measured by estimating the fair value of the equity instruments to be issued. Stock-based compensation expense is recorded for the vested portion of the warrants.

See Note 18 to our consolidated financial statements in this Amendment No. 1 to the Form 8-K for a complete description of the accounting for stock-based compensation awards.

Recently Issued and Adopted Accounting Pronouncements

See Note 2 to our consolidated financial statements included in this Amendment No. 1 to the Form 8-K for a discussion of accounting pronouncements recently adopted and recently issued accounting pronouncements not yet adopted and their potential impact to our financial statements.

JOBS Act Accounting Election

We have elected to be treated as an emerging growth company, as defined in the JOBS Act. The JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards applicable to public companies, allowing them to delay the adoption of those standards until those standards would otherwise apply to private companies. As a result, following the Business Combination, our consolidated financial statements may not be comparable to the financial statements of companies that are required to comply with the effective dates for new or revised accounting standards that are applicable to public companies, which may make our common stock less attractive to investors.

Quantitative and Qualitative Disclosure About Market Risk

Market risk is the risk of economic losses due to adverse changes in the estimated fair value of a financial instrument as a result of changes in equity prices, interest rates, foreign currency exchange rates and commodity prices. Our consolidated balance sheets include assets and liabilities with estimated fair values that are subject to market risk. Our primary market risk has been interest rate risk associated with investments in fixed maturities. We do not have material exposure to commodity risk.

We are also exposed to credit risk on our investment portfolio. We manage the exposure to credit risk in our portfolio by investing in high quality securities and diversifying our holdings.

We are exposed to credit risks and liquidity in the event of default by the financial institutions or issuers of cash and cash equivalents in excess of FDIC insured limits. We perform periodic evaluations of the relative credit standing of these financial institutions and limits the amount of credit exposure with any institution.

We monitor our investment portfolio to help ensure that credit risk does not exceed prudent levels. Our investment policy is focused on preservation of capital, liquidity and earning a modest yield. Our investment portfolio is invested in U.S. Treasury fixed maturity securities. As of December 31, 2020 and 2019, none of our fixed maturity securities portfolio was unrated or rated below investment grade.

Inflation Risk

Inflationary factors such as increases in overhead costs may adversely affect our results of operations. Although we do not believe that inflation has had a material impact on our financial position or results of operations to date, a high rate of inflation in the future may have an adverse effect on our ability to maintain current levels of operating expenses as a percentage of total revenues if the premiums earned or other payments we receive from CMS do not increase with these increased costs.

Internal Control Over Financial Reporting

A company’s internal control over financial reporting is a process designed by, or under the supervision of, that company’s principal executive and principal financial officers, or persons performing similar functions, and influenced by that company’s board of directors, management and other personnel, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with generally accepted accounting principles. Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with policies or procedures may deteriorate.

During the preparation of the audited financial statements of the Company for the year ended December 31, 2020, including the finalization of the accounting for the Business Combination, we identified a material weakness in our internal control over financial reporting related to the valuation of our derivative liability, as described further below. A material weakness is defined as a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis.

The material weakness related specifically to our application of the FASB Accounting Standards Codification for derivatives (ASC 815) in the valuation of the embedded derivative features of the convertible securities of the Company at December 31, 2020 and the varying treatment of each tranche of such securities under ASC 815. The derivative liability in connection with the convertible securities should have been valued at $44.8 million but was instead valued at $0. For the quarter and fiscal year ended December 31, 2020, the adjustment decreased the gain on derivatives by $44.8 million, with a corresponding increase to net loss for the same periods, in each case as compared to the amounts reflected in the Company’s press release announcing our financial results for the three months and year ended December 31, 2020 that we furnished in a Current Report on Form 8-K that was filed with the Securities and Exchange Commission on March 1, 2020. The embedded derivative was extinguished upon the consummation of the Business Combination on January 7, 2021, and management therefore does not expect this material weakness to recur in future periods.